Exhibit 99.1

ANTARES PHARMA REPORTS FOURTH QUARTER AND FULL YEAR

2014 OPERATING AND FINANCIAL RESULTS

- Q4 2014 Revenues of $8.4 million increase 77% over Q4 2013

EWING, NJ, March 12, 2015 — Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating and financial results for the fourth quarter and full year ended December 31, 2014. The Company reported record revenue of $8.4 million for the fourth quarter of 2014 and $26.5 million for the full year ended December 31, 2014. Net loss per share was $0.08 and $0.27 for the same periods. Antares ended the year with $40.0 million in cash and investments and no debt.

“Our vision of growing Antares from a company solely dependent on licensing and development revenues to a specialty pharmaceutical company commercializing its own products continues to gain momentum,” said Eamonn P. Hobbs, President and Chief Executive Officer of the Company. “We remain focused on growing OTREXUP, planning for future commercial product opportunities such as QuickShot Testosterone and VIBEX Sumatriptan, and believe the coming year will feature a number of catalysts including a potential decision by the FDA on the approvability and therapeutic equivalence of the VIBEX epinephrine pen ANDA filed by our partner Teva Pharmaceutical Industries Ltd.”

Fourth Quarter 2014 and Recent Highlights

•	Increased the number of prescriptions to 6,738 and unique prescribers of OTREXUP™ (methotrexate) injection to approximately 1,400 physicians at the end of the fourth quarter as compared to 5,478 prescriptions and approximately 1,000 physicians at the end of the third quarter and generated approximately 15,700 prescriptions for the full year 2014, according to Symphony Health Solutions.

•	Announced positive top-line pharmacokinetic results that showed that the primary endpoint was achieved in the Company’s ongoing, multi-center, phase 3 clinical study (QST-13-003) evaluating the efficacy and safety of testosterone enanthate administered once-weekly by subcutaneous injection using the QuickShot® auto injector in testosterone deficient adult males. The Company also received written recommendations from the U.S. Food and Drug Administration (FDA) related to its clinical development program for QuickShot® Testosterone (testosterone enanthate) injection (QS T). Based on the number of subjects in previous studies and in the current phase 3 study, the Company anticipates that it may need approximately 70 additional subjects exposed to QS T for six months.

•	Announced that the FDA had issued a complete response letter regarding the Company’s Abbreviated New Drug Application (ANDA) for VIBEX® Sumatriptan Injection USP for the acute treatment of migraine, providing revisions to labelling and citing minor deficiencies.

•	Disclosed FDA updates to the Company’s collaboration with Teva including Teva’s submission of the final amendment to the VIBEX® epinephrine pen ANDA in December 2014 and the FDA acceptance of Teva’s filing of an ANDA in October 2014 for exenatide, formerly referred to as Teva “Pen 2”.

•	Entered into a new development and licence agreement with an undisclosed pharmaceutical partner to develop and supply an auto injector for an already approved and marketed injectable product in need of a life cycle management program.

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Fourth Quarter and Year End 2014 Financial Results

Total revenue was $8.4 million and $26.5 million for the three months and year ended December 31, 2014, respectively, compared to $4.7 million and $20.6 million for the comparable periods in 2013. See Table 1 attached for further details on revenues.

Product sales represent sales of our proprietary products and devices or device components to our partners. Product sales were $4.5 million and $13.2 million for the three months and year ended December 31, 2014, respectively, compared to $0.9 million and $11.0 million for the comparable periods in 2013. The increase in product sales for the three months ended December 31, 2014 over the fourth quarter of 2013 was primarily driven by the launch of OTREXUP™, while the increase for the full year 2014 was driven by the launch of OTREXUP™, offset by a reduction in VIBEX® epinephrine pens sold to Teva in 2013.

Development revenues represent amounts earned under arrangements with partners in which we develop new products on their behalf. Frequently, we receive payments from our partners that are initially deferred and recognized as revenue over a development period or upon completion of defined deliverables. Development revenue was $2.3 million and $7.2 million for the three months and year ended December 31, 2014, respectively, compared to $1.5 million and $4.1 million for the comparable periods in 2013.

Licensing revenues represent the amounts recognized from up-front or milestone payments received from partners that are initially deferred and recognized over the life of our agreements. Licensing revenue was $0.9 million and $3.7 million for the three months and year ended December 31, 2014, respectively, compared to $0.6 million and $0.8 million for the comparable periods in 2013. The increase in the full year 2014 licensing revenue is primarily related to recognition of deferred revenue in connection with our promotion and license agreement with LEO Pharma, Inc. for promotion of OTREXUP™ for the psoriasis indication.

Royalty revenue is recognized primarily from the in-market sales of products sold by our partners. Royalty revenue was $0.7 million and $2.4 million for the three months and year ended December 31, 2014, respectively, compared to $1.7 million and $4.7 million for the comparable periods in 2013. The decrease in royalties is primarily due to the decision made by Teva in April 2014 to recall the drug product, Tev-Tropin® (not the device supplied by the Company) and hence temporarily eliminate all revenues related to Tev-Tropin® in the U.S. for the balance of the year.

Total gross profit decreased in the fourth quarter of 2014 to $3.0 million compared to $4.1 million in 2013 and increased for the year to $15.3 million in 2014 compared to $11.4 million in 2013. The Company recognized a non-cash expense of $2.2 million in the fourth quarter of 2014 and $3.6 million in the full year 2014 related to excess and obsolete inventory of OTREXUP™ produced in previous years in preparation for the launch.

Total operating expenses were approximately $13.0 million and $10.0 million for the fourth quarters of 2014 and 2013, respectively, and approximately $50.4 million and $32.3 million for the years ended December 31, 2014 and 2013, respectively. The increases in operating expenses were driven by costs associated with the launch of OTREXUP™, higher spend on litigation with Medac Pharma, Inc. and higher research and development expense primarily related to QS T.

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Net loss was approximately $10.1 million and $5.6 million for the fourth quarters of 2014 and 2013, respectively, and $35.2 million and $20.5 million for the years ended December 31, 2014 and 2013. Net loss per share was $0.27 and $0.16 for the years ended December 31, 2014 and 2013, respectively. Net loss per share was $0.08 and $0.04 for the fourth quarters of 2014 and 2013, respectively.

At December 31, 2014, cash and investments totalled approximately $40.0 million compared to approximately $69.1 million at December 31, 2013.

Conference Call, Call Replay and Webcast

Antares Executives will provide a Company update and review 2014 operating results via webcast and conference call on Thursday, March 12, 2015, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “ATRS Investor Information” section of the Company’s website (www.antarespharma.com) under the “Webcast” tab. Alternatively, callers may participate in the audio portion of the conference call by dialling 1-888-455-2296 (US), or 1-719-325-2455 (International). Callers should reference the Antares Pharma conference call or conference identification code 8802999. Callers can access the slide presentation on the “ATRS Investor Information” section of the Company’s website under the “Presentations” tab which is found under the “Reports and Documents” tab. Webcast and telephone replays of the conference call will be available from 11:30 a.m. ET on Thursday, March 12, 2015 through 11:30 a.m. ET on Friday, March 27, 2015. To access the replay, callers should dial 1-888-203-1112 (US) or 1-719-457-0820 (International) and enter passcode 8802999.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company markets OTREXUP™ (methotrexate) injection for subcutaneous use in the treatment of adults with severe active rheumatoid arthritis and children with active polyarticular juvenile idiopathic arthritis. LEO Pharma markets OTREXUP™ to dermatologists for adults with severe recalcitrant psoriasis. Antares Pharma is also developing QuickShot® Testosterone for testosterone replacement therapy, and VIBEX® Sumatriptan for the acute treatment of migraines. The Company’s technology platforms include VIBEX® disposable auto injectors, disposable multi-use pen injectors and reusable needle-free injectors. Antares Pharma has a multi-product deal with Teva Pharmaceutical Industries, Ltd. that includes VIBEX® epinephrine, exenatide multi-dose pen, and another undisclosed multi-dose pen. Our reusable needle-free injector for use with human growth hormone (hGH) is sold worldwide by Ferring Pharmaceuticals BV.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements made with respect to the growth of the Company from a company solely dependent on licensing and development revenues to a specialty pharmaceutical company commercializing its own products; the growth of sales of OTREXUP™; the approval by the U.S. Food and Drug Administration (FDA) of VIBEX® Epinephrine Pen, the timing thereof and the therapeutic equivalence rating therefor; the timing, cost and design, including number of patients, of the study to provide additional data based on recommendations from the FDA regarding the clinical development program for QuickShot® Testosterone (QS T); FDA action with respect to ANDA filed for the exenatide pen; FDA action with respect to VIBEX® Sumatriptan; product candidates in development; and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance,

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achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘would’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’, ‘‘seem’’, ‘‘seek’’, ‘‘future’’, ‘‘continue’’, or ‘‘appear’’ or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 - CONSOLIDATED REVENUE DETAILS

(amounts in thousands, except for percentages)

(unaudited)

	Three Months Ended December 31,		Increase	Year Ended December 31,		Increase
	2014	2013	(Decrease)	2014	2013	(Decrease)
OTREXUP™	$2,818	$—	N/A	$7,310	$—	N/A
Needle-free injector devices and components	813	728	12%	4,409	3,496	26%
Auto injector and pen injector devices	840	177	375%	1,477	6,952	(79)%
Other product sales	—	—	—	—	510	N/A

Total product sales	4,471	905	394%	13,196	10,958	20%
Development revenue	2,292	1,459	57%	7,246	4,139	75%
Licensing revenue	925	642	44%	3,709	849	337%
Royalties	714	1,739	(59)%	2,351	4,672	(50)%

Total revenue	$8,402	$4,745	77%	$26,502	$20,618	29%

ANTARES PHARMA, INC.

Table 2 - CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Product sales	$4,471	$905	$13,196	$10,958
Development revenue	2,292	1,459	7,246	4,139
Licensing revenue	925	642	3,709	849
Royalties	714	1,739	2,351	4,672

Total Revenue	8,402	4,745	26,502	20,618

Cost of revenue	5,423	685	11,237	9,197

Gross Profit	2,979	4,060	15,265	11,421

Research and development	5,735	3,477	18,638	15,263
Selling, general and administrative	7,284	6,530	31,740	17,008

Total Operating Expenses	13,019	10,007	50,378	32,271

Operating loss	(10,040)	(5,947)	(35,113)	(20,850)
Other income and expenses	(8)	12	(14)	43

Net loss before income taxes	(10,048)	(5,935)	(35,127)	(20,807)
Income tax provision (benefit)	25	(300)	25	(300)

Net loss	$(10,073)	$(5,635)	$(35,152)	$(20,507)

Basic and diluted net loss per common share	$(0.08)	$(0.04)	$(0.27)	$(0.16)

Basic and diluted weighted average common shares outstanding	131,694	127,836	130,550	126,897

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ANTARES PHARMA, INC.

Table 3 - CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

	December 31, 2014	December 31, 2013
Assets
Cash and investments	$40,031	$69,090
Accounts receivable	3,510	1,034
Inventory	5,860	6,461
Equipment, molds, furniture and fixtures, net	10,829	6,952
Patent rights	2,885	1,345
Goodwill	1,095	1,095
Other assets	4,563	2,955

Total Assets	$68,773	$88,932

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$15,707	$11,832
Deferred revenue	11,870	6,386
Stockholder’s equity	41,196	70,714

Total Liabilities and Stockholders’ Equity	$68,773	$88,932

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